Preliminary Pricing Supplement No. 15,562 Registration Statement Nos. 333-293641; 333-293641-01 Dated April 17, 2026 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC Capped GEARS

Linked to the Invesco KBW Bank ETF due June 30, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Capped GEARS (the “Securities”) are unsecured and unsubordinated debt securities issued by Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The return on the Securities is linked to the performance of the Invesco KBW Bank ETF (the “Underlying Shares”). If the Underlying Return is greater than zero, MSFL will repay the Principal Amount at maturity plus pay a return equal to 3.0 times the Underlying Return, up to the Maximum Gain, which will be set on the Trade Date and is expected to be between 18.75% and 21.75%. If the Underlying Return is zero, MSFL will repay the full Principal Amount at maturity. However, if the Underlying Return is negative, MSFL will pay less than the full Principal Amount at maturity, resulting in a loss of principal to investors that is proportionate to the negative Underlying Return. The Securities are designed for investors who seek exposure to the Underlying Shares with the features described herein and who are willing to incur a loss on their Principal Amount, forgo current income and forgo returns above the Maximum Gain. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates*

❑Enhanced Growth Potential up to the Maximum Gain: At maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Underlying Shares, up to the Maximum Gain. If the Underlying Return is negative, investors will be fully exposed to the negative Underlying Return at maturity.

❑Full Downside Market Exposure: If the Underlying Return is negative, investors will be exposed to the full downside performance of the Underlying, and MSFL will pay less than the full Principal Amount at maturity, resulting in a loss of principal to investors that is proportionate to the negative Underlying Return. Accordingly, you may lose some or all of your Principal Amount. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

	Trade Date	April 28, 2026
	Settlement Date	April 30, 2026
	Final Valuation Date**	June 28, 2027
	Maturity Date**	June 30, 2027

*Expected.

**Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate US TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the UNDERLYING SHARES, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF YOUR INVESTMENT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING OUR DEBT OBLIGATIONS.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRELIMINARY PRICING SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

We are offering Capped GEARS linked to the Invesco KBW Bank ETF. The Securities are offered at a minimum investment of 100 Securities at the Price to Public listed below. The indicative Maximum Gain range for the Securities is listed below. The actual Maximum Gain and Initial Price will be determined on the Trade Date.

Underlying Shares	Initial Price	Upside Gearing	Maximum Gain	CUSIP	ISIN
Invesco KBW Bank ETF		$3.0	18.75% to 21.75%, which corresponds to a maximum Payment at Maturity of $11.875 to $12.175 per Security	61780L242	US61780L2429

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement, index supplement, tax supplement and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this preliminary pricing supplement or the accompanying prospectus supplement, index supplement, tax supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $9.484 per Security, or within $0.35 of that estimate. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.20	$9.80
Total	$	$	$

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.20 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 20 of this preliminary pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 20.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 20 of this preliminary pricing supplement.

Morgan Stanley  UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, index supplement and a tax supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the index supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement, tax supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Prospectus supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010323016325/dp202714_4242-seriesa.htm

♦Index supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005457/dp244875_424b2-indexsupp.htm

♦Tax Supplement dated April 8, 2026

sec.gov/Archives/edgar/data/895421/000095010326005451/dp244874_424b2-sats.htm

♦Prospectus dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005450/dp244347_424b2-basepro.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Capped GEARS that are offered hereby. Also, references to the accompanying “prospectus,” “prospectus supplement,” “index supplement” and “tax supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 8, 2026, the prospectus supplement filed by MSFL and Morgan Stanley dated April 8, 2026, the index supplement filed by MSFL and Morgan Stanley dated April 8, 2026 and the tax supplement filed by MSFL and Morgan Stanley dated April 8, 2026, respectively.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying prospectus supplement, index supplement, tax supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement or the accompanying prospectus supplement, index supplement, tax supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10. We estimate that the value of each Security on the Trade Date will be approximately $9.484, or within $0.35 of that estimate. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Upside Gearing and the Maximum Gain, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 7 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Shares.

♦You understand the characteristics of the Underlying Shares.

♦You are willing to hold the Securities to maturity, as set forth on the cover of this preliminary pricing supplement, and accept that there may be little or no secondary market for the Securities.

♦You believe the Underlying Shares will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain (the actual Maximum Gain for the Securities will be determined on the Trade Date).

♦You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain were set to the bottom of the range indicated on the cover of this preliminary pricing supplement.

♦You can tolerate fluctuations of the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Shares.

♦You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying Shares.

♦You are willing to assume our credit risk and understand that if we default on our obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

♦You cannot tolerate the loss of all or a substantial portion of your investment, or you are not willing to make an investment that has similar downside market risk as the Underlying.

♦You seek an investment that guarantees a full return of principal at maturity.

♦You do not understand the characteristics of the Underlying.

♦You believe that the price of the Underlying Shares will decline during the term of the Securities, or you believe the Underlying Shares will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain.

♦You seek an investment that has unlimited return potential without a cap on appreciation.

♦You would be unwilling to invest in the Securities if the Maximum Gain were set to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

♦You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by us or another issuer with a similar credit rating.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦You are unable or unwilling to hold the Securities to the Maturity Date, as set forth on the cover of this preliminary pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You seek current income from this investment or prefer to receive the dividends paid on the Underlying Shares.

♦You are not willing or are unable to assume the credit risk associated with us for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 5 of this preliminary pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus and “Risk Factors” beginning on page TS-4 of the accompanying tax supplement for risks related to an investment in the Securities. For additional information about the Underlying Shares, see the information set forth under “The Invesco KBW Bank ETF” on page 17.

Terms		Investment Timeline
Issuer	Morgan Stanley Finance LLC

The Closing Price of the Underlying Shares (Initial Price) is observed and the Maximum Gain is set.

The Final Price and Underlying Return are determined on the Final Valuation Date.

If the Underlying Return is greater than zero, MSFL will pay you a cash payment per Security equal to the lesser of:

$10 + [$10 × (Underlying Return × Upside Gearing)]; and

$10 + ($10 × Maximum Gain)

If the Underlying Return is zero, MSFL will pay you a cash payment of $10 per $10 Security.

If the Underlying Return is less than zero on the Final Valuation Date, MSFL will pay you a cash payment at maturity equal to:

$10 + ($10 × Underlying Return)

Under these circumstances, you will lose some, and could lose all, of your Principal Amount.

Guarantor	Morgan Stanley
Issue Price (per Security)	$10.00 per Security
Principal Amount	$10.00 per Security
Term	Approximately 1 year and 2 months
Underlying Shares	Shares of the Invesco KBW Bank ETF (the “Fund”)
Upside Gearing	3.0
Maximum Gain	Between 18.75% and 21.75%, which corresponds to a maximum Payment at Maturity of $11.875 to $12.175 per Security. The actual Maximum Gain will be determined on the Trade Date.
Payment at Maturity (per Security)

If the Underlying Return is greater than zero, MSFL will pay you an amount equal to the lesser of:

$10 + [$10 × (Underlying Return × Upside Gearing)]; and

$10 + ($10 × Maximum Gain)

If the Underlying Return is zero, MSFL will pay you the $10 Principal Amount.

If the Underlying Return is less than zero, MSFL will pay you an amount calculated as follows:

$10 + ($10 × Underlying Return)

In this scenario, you will lose some or all of the Principal Amount of the Securities in an amount proportionate to the negative Underlying Return.

Underlying Return	Final Price – Initial Price Initial Price
Initial Price	The Closing Price of one share of the Underlying Shares on the Trade Date.
Final Price	The Closing Price of one share of the Underlying Shares on the Final Valuation Date times the Adjustment Factor on such date.
Trade Date	April 28, 2026
Settlement Date	April 30, 2026
Final Valuation Date	June 28, 2027*
Maturity Date	June 30, 2027*
Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting the Underlying Shares.
CUSIP / ISIN	61780L242 / US61780L2429
Calculation Agent	Morgan Stanley & Co. LLC

*Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Final Valuation Date and Maturity

Date” under “Additional Terms of the Securities.”

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and tax supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦ Your investment in the Securities may result in a loss of up to your entire initial investment in the Securities – The terms of the Securities differ from those of ordinary debt securities in that we will not pay interest or guarantee the payment of any of the Principal Amount at maturity. If the Underlying Return is negative, you will be fully exposed to the negative Underlying Return and MSFL will pay you less than your Principal Amount at maturity, resulting in a loss of principal that is proportionate to the decline in the Underlying Shares from the Initial Price to the Final Price. Accordingly, you could lose the entire Principal Amount of the Securities.

♦The Upside Gearing applies only if you hold the Securities to maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than 3.0 times the Underlying Shares' return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing and potentially earn up to the Maximum Gain only if you hold your Securities to maturity.

♦The appreciation potential is limited. The appreciation potential of the Securities is limited by the Maximum Gain of 18.75% to 21.75% (which corresponds to a maximum Payment at Maturity of $11.875 to $12.175 per Security). Therefore, although the Upside Gearing enhances positive Underlying Returns, you will not benefit from any positive Underlying Return that, when multiplied by the Upside Gearing, exceeds the Maximum Gain. As a result, any increase in the Final Price over the Initial Price by more than 6.25% to 7.25% (to be determined on the Trade Date) of the Initial Price will not further increase the return on the Securities.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities – You are dependent on our ability to pay all amounts due on the Securities at maturity, if any, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets – As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The Securities do not pay interest – MSFL will not pay any interest with respect to the Securities over the term of the Securities.

♦The market price of the Securities may be influenced by many unpredictable factors – Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market (if at all), including:

othe price of the Underlying Shares at any time,

othe volatility (frequency and magnitude of changes in price) of the Underlying Shares,

ointerest and yield rates in the market,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or stock markets generally and which may affect the Final Price,

othe time remaining until the Securities mature, and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying Shares, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying Shares. For example, you may have to sell your Securities at a substantial discount from the principal amount of $10 per Security if the price of the Underlying Shares at the time of sale is at or below or moderately above its Initial Price, or if market interest rates rise. You cannot predict the future performance of the Underlying Shares based on their historical performance.

♦No dividend payments or voting rights – Owning the Securities is not the same as owning the Underlying Shares or the stocks comprising the Share Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the Underlying Shares or stocks held by the Fund would have.

♦The amount payable on the Securities is not linked to the price of the Underlying Shares at any time other than the Final Valuation Date – The Final Price will be based on the Closing Price of the Underlying Shares on the Final Valuation Date, subject to postponement for non-Trading Days and certain Market Disruption Events. Even if the price of the Underlying Shares appreciates prior to the Final Valuation Date but then drops by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the price of the Underlying Shares prior to such drop. Although the actual price of the Underlying Shares on the stated Maturity Date or at other times during the term of the Securities may be higher than the Final Price, the Payment at Maturity will be based solely on the Closing Price of the Underlying Shares on the Final Valuation Date as compared to the Initial Price.

♦Investing in the Securities is not equivalent to investing in the Underlying Shares or the stocks composing the Share Underlying Index – Investing in the Securities is not equivalent to investing in the Underlying Shares, the Share Underlying Index or the stocks that constitute the Share Underlying Index. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares or the stocks that constitute the Share Underlying Index.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 7 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this preliminary pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited – The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities – One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities, including trading in the Underlying Shares or the constituent stocks of the Share Underlying Index, in futures or options contracts on the Underlying Shares, the Share Underlying Index or the constituent stocks of the Share Underlying Index, as well as in other instruments related to the Underlying Shares or the Share Underlying Index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. MS & Co. and some of our other affiliates also trade the Underlying Shares or the constituent stocks of the Share Underlying Index, in futures or options contracts on the Underlying Shares, the Share Underlying Index or the constituent stocks of the Share Underlying Index, as well as in other instruments related to the Underlying Shares or the Share Underlying Index, on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Price of the Underlying Shares, and, therefore, could increase the price at or above which the Underlying Shares must close on the Final Valuation Date so that investors do not suffer a loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Price of the Underlying Shares on the Final Valuation Date, and, accordingly, the amount of cash payable at maturity, if any.

♦Potential conflict of interest – As Calculation Agent, MS & Co. will determine the Initial Price, the Maximum Gain, the Final Price and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events, any adjustment to the Adjustment Factor and the selection of a Successor Index or calculation of the Final Price in the event of a discontinuance of the Share Underlying Index or a Market Disruption Event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Final Valuation Date and Maturity Date,” “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation,” “—Calculation Agent and Calculations ” and related definitions below. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates – Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Shares to which the Securities are linked.

♦The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, the securities may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a security. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlying Shares

♦The probability that the Final Price will be less than the Initial Price will depend on the volatility of the Underlying Shares. “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying Shares.  Higher expected volatility with respect to the Underlying Shares as of the Trade Date generally indicates a greater chance as of that date that the Final Price will be less than the Initial Price, which would result in a loss of some or all of your investment at maturity.  However, the Underlying Share’s volatility can change significantly over the term of the Securities.  The price of the Underlying could fall sharply, resulting in a significant loss of principal.  You should be willing to accept the downside market risk of the Underlying Shares and the potential loss of some or all of your investment at maturity.

♦The equity securities included in the KBW Nasdaq Bank Index are concentrated in the banking sector. The Fund tracks the performance of the KBW Nasdaq Bank Index (the “Share Underlying Index”). Each of the equity securities included in the KBW Nasdaq Bank Index has been issued by a company whose business is associated with the banking sector. Because the value of the Securities is determined based on the performance of the Fund, an investment in the Securities will be concentrated in this sector. As a result, the value of the Securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.

The stocks represented in the KBW Nasdaq Bank Index are issued by companies whose primary lines of business are directly associated with the banking sector. The performance of bank stocks may be affected by governmental regulation that may limit the amount and types of loans and other financial commitments that banks can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the banking sector. Banks may also be subject to severe price competition. The banking industry is highly competitive, and thus, failure to maintain or increase market share may adversely affect profitability.

♦Governmental regulatory actions could result in material changes to the composition of the Underlying Shares and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlying Shares, depending on the nature of such governmental regulatory actions and the Underlying Shares or the constituent stocks of the Share Underlying Index that are affected. If any governmental regulatory action results in the removal of Underlying Shares or the constituent stocks of the Share Underlying Index that have (or historically have had) significant weights within the Underlying Shares, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the price of the Underlying Shares and, therefore, your return on the Securities.

♦Adjustments to the Invesco KBW Bank ETF could adversely affect the value of the Securities. The investment advisor to the Invesco KBW Bank ETF (Invesco Capital Management LLC) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the relevant Share Underlying Index. Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the Underlying Share. Any of these actions could adversely affect the price of the Underlying Share and, consequently, the value of the Securities. The Share Underlying Index Publisher is responsible for calculating and maintaining the Share Underlying Index. The Share Underlying Index Publisher may add, delete or substitute the securities constituting the Share Underlying Index or make other methodological changes that could change the value of the Share Underlying Index, and, consequently, the price of the Underlying Shares and the value of the Securities. The Share Underlying Index Publisher may discontinue or suspend calculation or publication of a Share Underlying Index at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Share Underlying Index and will be permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.

♦The adjustments to the Adjustment Factor the Calculation Agent is required to make do not cover every corporate event that can affect the shares of the Underlying Shares. MS & Co., as Calculation Agent, will adjust the Adjustment Factor for certain events affecting the Underlying Shares, including stock splits and reverse stock splits. However, the Calculation Agent will not make an adjustment for every event that can affect the Underlying Shares. If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, the market price of the Securities may be materially and adversely affected. The determination by the Calculation Agent to adjust, or not to adjust, an Adjustment Factor may materially and adversely affect the market price of the Securities.

♦The performance and market price of the Underlying, particularly during periods of market volatility, may not correlate with the performance of its respective Share Underlying Index, the performance of the component securities of such Share Underlying Index or the net asset value per share of such Underlying. The Underlying do not fully replicate their respective Share Underlying Indices, and each may hold securities that are different than those included in its respective Share Underlying Index. In addition, the performance of each of the Underlying Shares will reflect additional transaction costs and fees that are not included in the calculation of the Share Underlying Indices. All of these factors may lead to a lack of correlation between the performance of each of the Underlying Shares and its respective Share Underlying Index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying each of the Underlying Shares may impact the variance between the performance of each of the Underlying Shares and its respective Share Underlying Index. Finally, because the shares of each of the Underlying Shares is traded on an exchange and are subject to market supply and investor demand, the market price of one share of each of the Underlying Shares may differ from the net asset value per share of such Underlying Shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying each of the Underlying Shares may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of each Underlying Shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of each of the Underlying Shares, and their ability to create and redeem shares of each of the Underlying Shares may be disrupted. Under these circumstances, the market price of shares of each of the Underlying Shares may vary substantially from the net asset value per share of each underlying share or the level of its respective Share Underlying Index.

For all of the foregoing reasons, the performance of each of the Underlying Shares may not correlate with the performance of its respective Share Underlying Index, the performance of the component securities of such Share Underlying Index or the net asset value per share of such Underlying Shares. Any of these events could materially and adversely affect the prices of each of the Underlying Shares and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the Final Observation Date, the Calculation Agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the Securities. If the Calculation Agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published Closing Price per share of each of the Underlying Shares on the Final

Observation Date, even if any of the Underlying Shares is underperforming its respective Share Underlying Index or the component securities of such Share Underlying Index and/or trading below the net asset value per share of such Underlying Shares.

Scenario Analysis and Examples at Maturity

These examples are based on hypothetical terms. The actual terms will be determined on the Trade Date.

The below scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Shares relative to the Initial Price. We cannot predict the Final Price on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Shares. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the Securities, based on the following terms*:

Investment term:	Approximately 1 year and 2 months
Hypothetical Initial Price:	$85.00
Hypothetical Maximum Gain:	18.75%
Upside Gearing:	3.0

* The actual Initial Price and Maximum Gain for the Securities will be determined on the Trade Date.

Example 1— The price of the Underlying Shares increases from an Initial Price of $85.00 to a Final Price of $86.70. The Underlying Return is calculated as follows:

($86.70 – $85.00) / $85.00 = 2%

Because the Underlying Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Underlying Return × Upside Gearing), and

(B) $10.00 + ($10.00 × Maximum Gain)

 = the lesser of (A) $10.00 + ($10.00 × 2% × 3) and (B) $10.00 + ($10.00 × 18.75%)

 = the lesser of (A) $10.00 + ($10.00 × 6%) and (B) $10.00 + ($10.00 × 18.75%)

 = $10.00 + ($10.00 × 6%)

 = $10.00 + $0.60

 = $10.60

Because the Underlying Return of 2% multiplied by the Upside Gearing is less than the hypothetical Maximum Gain of 18.75%, for each $10.00 Principal Amount of Securities, MSFL will pay you $10.60.

Example 2— The price of the Underlying Shares increases from an Initial Price of $85.00 to a Final Price of $110.50. The Underlying Return is calculated as follows:

($110.50 – $85.00) / $85.00 = 30%

Because the Underlying Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Underlying Return × Upside Gearing), and

(B) $10.00 + ($10.00 × Maximum Gain)

 = the lesser of (A) $10.00 + ($10.00 × 30% × 3) and (B) $10.00 + ($10.00 × 18.75%)

 = the lesser of (A) $10.00 + ($10.00 × 90%) and (B) $10.00 + ($10.00 × 18.75%)

 = $10.00 + ($10.00 × 18.75%)

 = $10.00 + $1.875

 = $11.875

Because the Underlying Return of 30% multiplied by the Upside Gearing is greater than the hypothetical Maximum Gain of 18.75%, for each $10.00 Principal Amount of Securities, MSFL will pay you $11.875, the hypothetical maximum payment on the Securities.

Example 3— The price of the Underlying Shares decreases from an Initial Price of $85.00 to a Final Price of $51.00. The Underlying Return is calculated as follows:

($51.00 – $85.00) / $85.00 = -40%

Because the Underlying Return is negative, at maturity, for each $10.00 Principal Amount of Securities MSFL will pay less than the Principal Amount, resulting in a loss of principal that is proportionate to the negative Underlying Return, and the Payment at Maturity is calculated as follows:

  $10.00 + ($10.00 × Underlying Return)

  = $10.00 + ($10.00 × -40%)

  = $10.00 - $4.00

  = $6.00

If the Final Price is below the Initial Price on the Final Valuation Date, the Securities will be fully exposed to any decline in the Underlying Shares, and you will lose some or all of your Principal Amount at maturity.

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Underlying Shares
Final Price	Underlying Return	Payment at Maturity	Return on Securities Purchased at $10.00 (1)
$170.00	100%	$11.875	18.75%
$161.50	90%	$11.875	18.75%
$153.00	80%	$11.875	18.75%
$144.50	70%	$11.875	18.75%
$136.00	60%	$11.875	18.75%
$127.50	50%	$11.875	18.75%
$119.00	40%	$11.875	18.75%
$110.50	30%	$11.875	18.75%
$102.00	20%	$11.875	18.75%
$93.50	10%	$11.875	18.75%
$90.3125	6.25%	$11.875	18.75%
$90.10	6%	$11.80	18.00%
$89.25	5%	$11.50	15.00%
$85.00	0%	$10.00	0.00%
$80.75	-5%	$9.50	-5.00%
$76.50	-10%	$9.00	-10.00%
$68.00	-20%	$8.00	-20.00%
$59.50	-30%	$7.00	-30.00%
$51.00	-40%	$6.00	-40.00%
$42.50	-50%	$5.00	-50.00%
$34.00	-60%	$4.00	-60.00%
$25.50	-70%	$3.00	-70.00%
$17.00	-80%	$2.00	-80.00%
$8.50	-90%	$1.00	-90.00%
$0.00	-100%	$0.00	-100.00%

(1) This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Principal Amount Security to the purchase price of $10 per Security.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing a security could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”), as described in the sections entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying tax supplement. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the securities.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Invesco KBW Bank ETF

The Invesco KBW Bank ETF is an exchange-traded fund managed by Invesco Capital Management LLC, which seeks to provide investment results based on the KBW Nasdaq Bank Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by Invesco Capital Management LLC pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-61001 and 811-08947, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the Invesco KBW Bank ETF is accurate or complete. The Fund is listed on the Nasdaq Stock Market under the ticker symbol “KBWB UW.”

We and/or our affiliates may presently or from time to time engage in business with Invesco Capital Management LLC. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Invesco Capital Management LLC, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of Invesco Capital Management LLC as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Fund.

The KBW Nasdaq Bank Index, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index designed to track the performance of a selection of leading banks and thrifts that are publicly traded in the United States. The KBW Nasdaq Bank Index includes stocks representing large U.S. national money centers, regional banks and thrift institutions listed on the CBOE Exchange, the Nasdaq Stock Market, the New York Stock Exchange or the NYSE American.

Invesco KBW Bank ETF Historical Information

The following table sets forth the published high and low Closing Prices, as well as the end-of-quarter Closing Prices, of the Invesco KBW Bank ETF for each quarter in the period from January 1, 2021 through April 16, 2026. The Closing Price of the Invesco KBW Bank ETF on April 16, 2026 was $85.66. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of the Invesco KBW Bank ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Invesco KBW Bank ETF on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2021	3/31/2021	53.57	37.96	49.06
4/1/2021	6/30/2021	56.19	47.07	53.87
7/1/2021	9/30/2021	54.81	45.79	52.09
10/1/2021	12/31/2021	59.14	53.01	55.50
1/1/2022	3/31/2022	78.75	57.22	76.44
4/1/2022	6/30/2022	92.28	70.66	71.51
7/1/2022	9/30/2022	84.09	67.49	72.02
10/1/2022	12/31/2022	94.08	76.09	87.47
1/1/2023	3/31/2023	93.11	76.97	82.83
4/1/2023	6/30/2023	87.23	76.59	81.17
7/1/2023	9/30/2023	93.36	79.09	90.39
10/1/2023	12/31/2023	91.96	81.20	83.84
1/1/2024	3/31/2024	94.41	79.91	94.41
4/1/2024	6/30/2024	98.08	88.04	91.15
7/1/2024	9/30/2024	93.39	84.35	87.80
10/1/2024	12/31/2024	97.27	83.32	85.66
1/1/2025	3/31/2025	93.96	85.70	93.45
4/1/2025	6/30/2025	94.13	76.44	84.81
7/1/2025	9/30/2025	91.99	84.25	89.34
10/1/2025	12/31/2025	86.40	73.55	84.29
1/1/2026	3/31/2026	90.70	75.84	79.12
4/1/2026	4/16/2026*	86.06	80.14	85.66

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Invesco KBW Bank ETF from January 1, 2008 through April 16, 2026, based on information from Bloomberg. Past performance of the Invesco KBW Bank ETF is not indicative of the future performance of the Invesco KBW Bank ETF.

Additional Terms of the Securities

If the terms discussed in this preliminary pricing supplement differ from those discussed in the prospectus supplement, index supplement, tax supplement or prospectus, the terms contained in this preliminary pricing supplement will control.

Some Definitions

We have defined some of the terms that we use frequently in this preliminary pricing supplement below:

♦“Share Underlying Index” means the KBW Nasdaq Bank Index, which is the index that the Underlying Shares generally seek to track.

♦“Share Underlying Index Publisher” means Nasdaq, Inc. or any successor thereto.

♦“Closing Price” means, subject to the provisions set out under “Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below, for one Underlying Share (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

oif the Underlying Shares (or any such other security) are listed on a national securities exchange (other than The Nasdaq Stock Market LLC (“Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed, oif the Underlying Shares (or any such other security) are securities of Nasdaq, the official closing price published by Nasdaq on such day, or oif the Underlying Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by Nasdaq, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. This definition of “Closing Price” is subject to the provisions under “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below.

♦“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

♦“Market Disruption Event” means:

(i)the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, or

(b) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the Share Underlying Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market,

In each case, as determined by the Calculation Agent in its sole discretion; and

(ii)a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Share Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Share Underlying Index shall be based on a comparison of (x) the portion of the level of the Share Underlying Index attributable to that security relative to (y) the overall level of the Share Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the Underlying Shares or in the futures or options contract related to the Share Underlying Index or the Underlying Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Share Underlying Index or the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Share Underlying Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

♦“Relevant Exchange” means the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the Share Underlying Index or any Successor Index.

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not a Trading Day or if a Market Disruption Event with respect to the Underlying Shares occurs on the scheduled Final Valuation Date, the Final Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Final Price will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Final Valuation Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Price of an Underlying Share on such date as the mean of the bid prices for an Underlying Share for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Final Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date, as postponed.

Antidilution Adjustments for Securities linked to Exchange-Traded Funds

If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share. No such adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

othe lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus othe reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

ono quotation of the kind referred to above is obtained, or

oevery quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

oA-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

oP-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation

If trading in the Underlying Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the Fund is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Closing Price of the Underlying Shares on the Final Valuation Date or the date of acceleration following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Share Underlying Index (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating the Share Underlying Index following such Discontinuance or Liquidation Event) and (ii) a fraction, the numerator of which is the Closing Price of the Underlying Shares and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Closing Price of the Underlying Shares was available.

If, subsequent to a Discontinuance or Liquidation Event, the Share Underlying Index Publisher discontinues publication of the Share Underlying Index and the Share Underlying Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued

Share Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price of the Underlying Shares on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day, and, to the extent the value of the Successor Index differs from the value of the Share Underlying Index at the time of such substitution, proportionate adjustments shall be made by the Calculation Agent for purposes of calculating payments on the Securities.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, the Share Underlying Index Publisher discontinues publication of the Share Underlying Index prior to, and such discontinuance is continuing on the Final Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price of the Underlying Shares for such date. The Closing Price of the Underlying Shares will be computed by the Calculation Agent in accordance with the formula for calculating the Share Underlying Index last in effect prior to such discontinuance, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Share Underlying Index may adversely affect the value of the Securities.

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Price, the Final Price, the Underlying Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Price or whether a Market Disruption Event has occurred. See “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation,” and the definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Valuation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Valuation Date as postponed.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to each stated principal amount of the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Underlying Shares or the constituent stocks of the Share Underlying Index, in futures or options contracts on the Underlying Shares, the Share Underlying Index or the constituent stocks of the Share Underlying Index, as well as in other instruments related to the Underlying Shares or the Share Underlying Index that they may wish to use in connection with such hedging. Such purchase activity could increase the Initial Price of the Underlying Shares, and, therefore, could increase the price at or above which the Underlying Shares must close on the Final Valuation Date so that you do not suffer a loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Valuation Date, by purchasing and selling the Underlying Shares or the constituent stocks of the Share Underlying Index, futures or options contracts on the Underlying Shares, the Share Underlying Index or the constituent stocks of the Share Underlying Index, as well as other instruments related to the Underlying Shares or the Share Underlying Index that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the price of the Underlying Shares, and, therefore, adversely affect the value of the Securities or the amount payable at maturity, if any.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.20 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, including the Maximum Gain, such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities, the Underlying Shares or the constituent stocks of the Share Underlying Index in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this preliminary pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities” in the accompanying prospectus.